     Filed pursuant to Rule 433
December 22, 2005

 Relating to Pricing Supplement No. 17 to
Registration Statement No. 333-129243
dated November 28, 2005

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – December 22, 2005

Inflation-Coupon/Commodity-Linked Capital-Protected Notes due July 6, 2011
Based on the Performance of a Basket of Four Commodities

Offering Price:	$1,000 per Note
Aggregate Principal Amount:	$6,000,000. We may increase the principal amount prior to the original issue date, but we are not required to do so.
Pricing Date:	December 22, 2005
Original Issue Date:	January 6, 2006
Maturity Date:	July 6, 2011
Initial Interest Rate:	4.35%
Initial Strike Prices:	Basket Commodities High-Grade Primary Aluminum IPE Brent Blend Crude Oil Copper-Grade A Special High-Grade Zinc	Initial Strike Price 2,239.00 56.55 4,556.00 1,844.00
Listing:	None
CUSIP:	61746SBU2
Agent:	Morgan Stanley & Co. Incorporated
Agent’s Commissions:	$11.25 per Note

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by called toll-free 1-800-584-6837.

Pricing Supplement, dated November 28, 2005
Prospectus Dated November 14, 2005
Prospectus Supplement Dated November 14, 2005